ACADIA NATIONAL HEALTH SYSTEMS, INC.
COMPUTATION OF BASIC EARNINGS PER SHARE

Twelve Months Ended September 30, 1998 and 1997
(in thousands, except per share data)

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

                                       Fiscal Year Ended    Fiscal Year Ended
                                       September 30,        September 30,
Description                            1998                 1997

                                       -----------------    ----------------
Weighted average shares outstanding
during the period                      3,744,321            3,733,987

Shares issuable upon assumed exercise
of stock options, less amounts assumed
repurchased under the treasury stock           0                    0
method                                 -----------------    ----------------

Total weighted average common stock
and common stock equivalents
outstanding during the period          3,744,321            3,733,987
                                       =================    ================

Net income from continuing operations $   53,650           $    1,866

Discontinued operation, net of tax             0                    0

Extraordinary items, net of tax                0                    0
                                       -----------------    ----------------
Net income                            $   53,650           $    1,866
                                       =================    ================


Net income per common share:          $    .0143           $    .0005

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